May 8, 2015

Uranerz Energy Corporation	Energy Fuels Inc.
Suite 1410 - 800 West Pender Street	225 Union Blvd., Suite 600
Vancouver, BC	Lakewood, Colorado, USA
V6C 2V6	800228

Dear Sirs,

Re:       Registration Statement on Form F-4 of Energy Fuels Inc.

Reference is made to our opinion letter, dated January 3, 2015, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, $0.001 par value (the “Shares”) of Uranerz Energy Corporation (the “Company”), of the exchange ratio of 0.255 common shares, no par value per share, of Energy Fuels Inc. (“Energy Fuels”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of January 4, 2015, as amended on May 8, 2015, by and among Energy Fuels, EFR Nevada Corp., a corporation organized under the laws of the state of Nevada and an indirect wholly-owned subsidiary of Energy Fuels and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company and the Special Committee thereof in connection with their consideration of the transaction contemplated therein and is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company and Energy Fuels have determined to include our opinion in the Registration Statement on Form F-4 of Energy Fuels, as may be amended (the “Registration Statement”), being filed with the United States Securities and Exchange Commission.

In that regard, we hereby consent to the summaries of our fairness opinion and other reports provided by us in the Registration Statement, including in the section “Opinion of Euro Pacific, The Special Committee’s Financial Advisor”, the “Background of the Transaction”, and “Opinion of Euro Pacific Canada Inc. as Independent Financial Advisor to the Special Committee” and to the inclusion of the foregoing opinion as Annex D to the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

EURO PACIFIC CANADA INC.

Blair Jordan
Managing Director – Investment Banking

22645516.2